EXHIBIT 16.1






Securities and Exchange Commission
Washington, D.C. 20549


Gentlemen:

We were previously the indpendent accountants for Key Financial Systems, Inc.
(Key) and Nova Financial Systems, Inc. (Nova), and on March 30, 2001, we reported on the financial statements of Key and Nova as of and for the years ended December 31, 2000 and 1999. Effective August 6, 2001, Key and Nova were acquired by Equitex, Inc. On January 25, 2002, we were dismissed as independent accountants of Key and Nova. We have read Equitex, Inc.'s statements included under Item 4 of its Form 8-K for January 29, 2002, and we agree with such statements about us included in the second paragraph.


                                          /s/ McGladrey & Pullen, LLP
                                            McGLADREY & PULLEN, LLP


Fort Lauderdale, Florida
January 30, 2002